Filed pursuant to Rule 433
Registration Nos. 333-170703
and 333-170703-07

Free Writing Prospectus
Dated November 15, 2012

*FULL PRICES* $676.917mm CNH Equipment Trust 2012-D

Jt-Leads: CITI (Struc), DB, RBC    Co-Mgrs: CA, RBS

CL	$SIZEMM	WAL	MDY/S&P	E.FINAL	L.FINAL	BENCH	SPD	YLD%	CPN	PX

A-1	150.000	0.40	P-1/A-1+	09/16/13	12/16/13	YLD		0.25	0.25	100.00
A-2	215.000	1.16	Aaa/AAA	10/15/14	04/15/16	EDSF	+ 12bp	0.451	0.45	99.99933
A-3	210.000	2.48	Aaa/AAA	05/16/16	04/16/18	ISWP	+ 25bp	0.659	0.65	99.98007
A-4	86.686	3.92	Aaa/AAA	11/15/16	11/15/19	ISWP	+ 31bp	0.881	0.87	99.96387
B	15.231	3.98	A2/A+	11/15/16	05/15/20	ISWP	+ 70bp	1.278	1.27	99.98211

TICKER:	CNH 2012-D
REGISTRATION:	Public
EXPECTED RATINGS:	Moodys/S&P
SETTLE:	11/21/12
PXG SPEED:	20% CPR to 10% Call
FIRST PAY:	12/17/12 (payment on 15th of each month or next business day)
ERISA ELIGIBLE:	Yes
BILL & DELIVER:	CITI
MIN DENOMS:	$1k x $1

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.